EXHIBIT 99.1
FOR IMMEDIATE RELEASE
AOL Latin America Announces Filing of Joint Plan of Reorganization and
Liquidation under the U.S. Bankruptcy Code
FT. LAUDERDALE, FL. – January 17, 2006 – America Online Latin America, Inc. [Other OTC: AOLAQ.PK] today announced that it and its wholly owned subsidiaries, AOL Puerto Rico Management Services, Inc., America Online Caribbean Basin, Inc. and AOL Latin America Management LLC (collectively, the “Debtors”) have filed a proposed joint plan of reorganization and liquidation (the “Plan”) and related disclosure statement in their jointly administered chapter 11 bankruptcy cases. Both the proposed Disclosure Statement and the Plan remain subject to approval by the Bankruptcy Court for the District of Delaware. It is currently anticipated that the Bankruptcy Court will conduct a hearing on or about February 23, 2006 to consider the adequacy of the Disclosure Statement and the procedures for solicitation of votes to accept or reject the Plan. If the adequacy of the Disclosure Statement is approved at the February 23, 2006 hearing, AOLA anticipates commencing solicitation of votes to accept or reject the Plan on or about March 1, 2006.
Among other things, the proposed Plan contemplates payment in full of all unaffiliated general unsecured creditors who vote to accept the Plan and do not opt out of a general release, as described in the proposed Plan. In addition, the proposed Plan provides that all equity interests in AOLA will be extinguished and holders of such equity interests will not receive any distributions from the Debtors under the Plan. The Disclosure Statement and the Plan are on file with the Clerk of the Bankruptcy Court for the District of Delaware, and may be examined by any interested party at the Clerk’s office at any time during regular business hours and also can be obtained on the Bankruptcy Court’s website with Pacer registration at www.deb.uscourts.gov.

Contact:
America Online Latin America, Inc., Fort Lauderdale
Mario Lanzoni, 954/689-3244